SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           EDGE PETROLEUM CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                    [EDGE PETROLEUM CORPORATION LETTERHEAD]

                                                                  MARCH 29, 2000

DEAR STOCKHOLDER:

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE DOUBLETREE HOTEL, 400 DALLAS STREET, HOUSTON, TEXAS 77002, ON WEDNESDAY, MAY 3, 2000 AT 10:00 A.M. FOR THOSE OF YOU WHO CANNOT BE PRESENT AT THIS ANNUAL MEETING, WE URGE THAT YOU PARTICIPATE BY INDICATING YOUR CHOICES ON THE ENCLOSED PROXY AND COMPLETING AND RETURNING IT AT YOUR EARLIEST CONVENIENCE.

      THIS BOOKLET INCLUDES THE NOTICE OF THE MEETING AND THE PROXY STATEMENT, WHICH CONTAINS INFORMATION ABOUT THE BOARD AND ITS COMMITTEES AND PERSONAL INFORMATION ABOUT EACH OF THE NOMINEES FOR THE BOARD. OTHER MATTERS ON WHICH ACTION IS EXPECTED TO BE TAKEN DURING THE MEETING ARE ALSO DESCRIBED.

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO MARK, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

      ON BEHALF OF THE BOARD OF DIRECTORS, THANK YOU FOR YOUR CONTINUED SUPPORT.


                                /s/ JOHN W. ELIAS
                                    JOHN W. ELIAS
                                    CHAIRMAN OF THE BOARD, PRESIDENT
                                    AND CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 2000




To the Stockholders of
Edge Petroleum Corporation



The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002, on Wednesday, May 3, 2000 at 10:00 a.m., Houston time, for the following purposes:

     1.  To elect two directors.

     2. To approve the appointment of Deloitte & Touche LLP as independent public accountants for 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                     By Authorization of the Board of Directors

                                     /s/ ROBERT C. THOMAS
                                         Robert C. Thomas
                                         Corporate Secretary

March 29,2000
1111 Bagby, Suite 2100
Houston, Texas 77002

PROXY STATEMENT

      This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about March 29, 2000. They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the 2000 annual meeting of stockholders (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

      All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent public accountants, and at the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

      As of March 20, 2000, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 9,190,787 shares of Common Stock. The Common Stock is the only class of stock of the Company outstanding at the record date and entitled to vote at the Annual Meeting. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the Annual Meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

      Abstentions, shares with respect to which authority is withheld, and shares held of record by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

      The Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 1999, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement. The Annual Report is not a part of the proxy solicitation material.

I.    ELECTION OF DIRECTORS

      The Company's Board of Directors is divided into three classes, with staggered terms of office, ending in 2000, 2001 and 2002, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds the office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

      Two directors are to be elected to the class of directors whose term will end in 2003. The names of Mr. John W. Elias and Mr. John Sfondrini will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Elias and Sfondrini are currently directors of the Company.

      The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company's Bylaws, the two directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

      NOMINEES - The following summaries set forth information concerning the two nominees for election as directors at the Annual Meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years

      JOHN W. ELIAS has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998 and as President since January 3, 2000. Prior to April 1993, Mr. Elias served in various positions, including senior management positions, with Amoco Corporation, a major integrated oil and gas company. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President, of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Mr. Elias has more than 36 years of experience in the oil and natural gas exploration and production business. Mr. Elias is a member of the Nominating Committee of the Board. He is 59 years old.

      JOHN SFONDRINI has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership, until the Company's initial public offering in March 1997 (the "Offering"). For more than five years he has managed various general and limited partnerships that invest primarily in the oil and natural gas industry. Mr. Sfondrini is a member of the Compensation and Nominating (chairman) Committees of the Board. He is 50 years old.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. ELIAS AND SFONDRINI AS DIRECTORS OF THE COMPANY.

      DIRECTORS WITH TERMS EXPIRING IN 2001 AND 2002 - The following summaries set forth information concerning five directors of the Company whose present terms of office will continue until

2001 or 2002, including each director's age, position with the Company, if any, and business experience during the past five years.

      STANLEY S. RAPHAEL has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor from April 1991 until the Offering. For more than five years, Mr. Raphael has been primarily engaged as a management consultant and is presently a director of American Polymers Inc., a polystyrene manufacturer, Big City Bagels, Inc., a publicly held bagel store franchisor, and Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. Mr. Raphael is a member of the Audit Committee of the Board. He is 64 years old. Mr. Raphael's current term as a director of the Company expires in 2001.

      ROBERT W. SHOWER has served as a director of the Company since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. From 1991 to 1992, Mr. Shower served as Senior Vice President, Corporate Development for Albert Fisher, Inc., a company engaged in produce distribution. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Ameriserv. Mr. Shower also serves as a director of Lear Corporation, Highlands Insurance Group, Inc., and Nuevo Energy Company. Mr. Shower is a member of the Compensation and Audit (chairman) Committees of the Board. He is 62 years old. Mr. Shower's current term as a director of the Company expires in 2001.

      VINCENT S. ANDREWS has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from April 1991 until the Offering. Mr. Andrews has been an active investor in the Company's corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as President of Vincent Andrews Management Corporation, a privately held management company primarily involved in personal financial management. Mr. Andrews is a member (chairman) of the Compensation Committee of the Board. He is 59 years old. Mr. Andrews' current term as a director of the Company expires in 2002.

      DAVID B. BENEDICT has served as a director of the Company since December 1996, served as a director of the Company's corporate predecessor from March 1995 until the Offering, and was an active investor in the Company's corporate predecessor since 1983. Since 1987, Mr. Benedict has served as Managing Director of Capital Markets for First Albany Corporation, an investment banking and brokerage firm. Prior thereto, he served in various capacities with other investment banking firms, including Dillon Read & Company, Bear Stearns Companies Inc. and Oppenheimer Capital L.P. Mr. Benedict is a member of the Compensation Committee of the Board. He is 60 years old. Mr. Benedict's current term as a director of the Company expires in 2002.

      NILS P. PETERSON has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from March 1995 until the Offering. Since January 1991 he has been primarily engaged as a private investor and serves as a director of Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds. Mr. Peterson is a member of the Audit Committee of the Board. He is 63 years old. Mr. Peterson's current term as a director of the Company expires in 2002.

      Mr. James D. Calaway resigned as President of the Company and as a director in December 1999, with such resignations taking effect January 3, 2000. Mr. William H. White resigned as a director of the Company in February 2000. Mr. Calaway's term would have expired at the Annual Meeting and Mr. White's term would have expired in 2001. Following these resignations, the size of the Board of Directors was reduced to seven.

      There are no family relations, of first cousin or closer, among the Company's directors or executive officers by blood, marriage or adoption.

      STANDING COMMITTEES, BOARD ORGANIZATION AND MEETINGS - The members of the Compensation Committee of the Board are Messrs. Andrews (Chairman), Benedict, Shower and Sfondrini. The duties and functions performed by the Compensation Committee are (a) to review and recommend to the Board of Directors, or determine, the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (b) review new executive compensation programs, review expense accounts of executive officers, review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (c) establish and periodically review policies in the area of management prerequisites; and (d) to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

      The members of the Audit Committee of the Board are Messrs. Shower (chairman), Raphael and Peterson. The Audit Committee reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, including financial information to be provided to stockholders and others, the Company's systems of internal control which management and the Board have established and oversight of the annual audit and review of the audit, as well as any duties that may be assigned by the Board of Directors from time to time.

      The members of the Nominating Committee of the Board are Messrs. Sfondrini (Chairman) and Elias. The functions performed by the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval, and any other duties that may be assigned by the Board from time to time. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Additional Information".

      During 1999, the Board of Directors held eight meetings and acted by written consent four times. During 1999, the Compensation Committee met two times, and the Audit Committee met four times. The Nominating Committee did not meet in 1999. During 1999, all members of the Board of Directors except Mr. White attended at least 75% of the total of all Board meetings and applicable committee meetings.

      DIRECTOR REMUNERATION - Each director who is not an employee of the Company or a subsidiary (a "Non-employee Director") receives, subject to attending a minimum of five Board meetings per year, an annual retainer of $10,000 paid 50% in cash and 50% in shares of Common Stock (the "Director Stock") pursuant to the Edge Petroleum Corporation 1997 Incentive Plan (the "Incentive Plan"). The Director Stock vests fully when issued. Previously, the Director Stock vested ratably, subject to continued service as a director, over three (3) years beginning on the first anniversary of the date of grant. On July 27, 1999, the Company amended the Incentive Plan to provide that all Director Stock issued thereafter to Non-employee Directors vests in full when issued. The Company also accelerated the vesting of all then outstanding unvested Director Stock (consisting of an aggregate of 7,221 shares and no more than 1,089 shares per Non-employee Director) so that all such Director Stock was fully vested. Each Non-employee Director also receives a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400 if such attendance is telephonic) and $400 ($600 in the case of a chairman of a Committee) for each meeting of a Committee of the Board of Directors attended (whether in-person or telephonic). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

      Non-employee Directors also receive annual grants of options for the purchase of Common Stock pursuant to the Incentive Plan. On the first business day following the date on which each annual meeting of the Company's stockholders is held, each Non-employee Director then serving automatically is granted non-qualified stock options ("NSOs") to purchase 3,000 shares of Common Stock; accordingly, each Non-employee Director received such NSOs following the Company's 1999 annual meeting, resulting, in the aggregate in the issuance of 21,000 NSOs. Upon his or her initial election, a Non-employee Director automatically is granted NSOs to purchase 5,000 shares of Common Stock. Prior to July 27, 1999 all NSOs granted to Non-employee Directors either in connection with their initial election or the annual meeting vested ratably over a three-year period beginning on the first anniversary of the date of grant. On July 27, 1999, the Company amended the Incentive Plan and took other action to provide that all such NSOs granted thereafter, as well as the NSOs granted following the 1999 annual meeting, vest and become exercisable on the second anniversary of the date of grant. Accordingly, each NSO granted to a Non-employee Director (i) has a ten year term, (ii) an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and
(iii) becomes exercisable in full on the second anniversary of the date of grant. If a Non-employee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

      As of May 31, 1999, a total of 56,000 NSOs had been granted pursuant to the Incentive Plan to Non-employee Directors, consisting of 33,000, 18,000 and 5,000 options with exercise prices of $16.50, $12.44 and $12.69, respectively (granted in 1997, 1998 and 1998, respectively). Under the terms of the Company's May 1999 repricing program (the "Repricing") (see discussion under "Option Repricing", below), each NSO, with an exercise price of $16.50 was terminated and the director received in replacement 60% of an NSO, and each NSO with an exercise price of $12.44 or $12.69 was terminated and the director received in replacement 50% of an NSO, resulting in a total of 31,300 new Non-employee Director NSOs, each with an exercise price of $7.0625 and a term of ten years from May 21, 1999. All such options were exercisable 50% on the date of grant of such new option and 50% on the first anniversary of the grant thereof. The 21,000 NSOs granted to Non-employee Directors following the 1999 meeting of stockholders discussed in the foregoing paragraph were not repriced.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - The following table sets forth information as of January 31, 2000 (except as indicated below) with respect to beneficial ownership of the Common Stock by:
(i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director or nominee for director; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.

  ------------------------------------------------------------------------------
                                     NUMBER OF SHARES OF
                                           COMMON           PERCENT OF COMMON
                                     STOCK BENEFICIALLY    STOCK BENEFICIALLY
               NAME(1)                      OWNED                 OWNED
  ------------------------------------------------------------------------------
  John W. Elias(2)                        348,333                 3.72%
  ------------------------------------------------------------------------------
  Michael G. Long(3)                       22,501                   *
  ------------------------------------------------------------------------------
  Vincent Andrews(4)                       21,494                   *
  ------------------------------------------------------------------------------
  David B. Benedict(5)                     36,454                   *
  ------------------------------------------------------------------------------
  Nils Peterson(6)                         49,262                   *
  ------------------------------------------------------------------------------
  Stanley S. Raphael(7)                   175,135                 1.90%
  ------------------------------------------------------------------------------
  John Sfondrini(8)                        45,850                   *
  ------------------------------------------------------------------------------
  Robert W. Shower(9)                      13,339                   *
  ------------------------------------------------------------------------------
  William H. White(10)                      1,937                   *
  ------------------------------------------------------------------------------
  Special Situations Private
  Equity Fund, L.P.(11)                   670,109                 7.24%
  ------------------------------------------------------------------------------
  Special Situations Fund III, L.P.(11)   523,793                 5.65%
  ------------------------------------------------------------------------------
  Austin W. Marxe(11)                   1,368,500(12)            14.63%
  ------------------------------------------------------------------------------
  David M. Greenhouse(11)               1,368,500(12)            14.63%
  ------------------------------------------------------------------------------
  The Private Investment Fund(13)         885,300(14)             9.42%
  ------------------------------------------------------------------------------
  Mark G. Egan(13)                        910,000(15)             9.68%
  ------------------------------------------------------------------------------
  Wellington Management Company, LLP(16)
  75 State Street
  Boston, MA 02109                        746,000                 8.12%
  ------------------------------------------------------------------------------
  Lord, Abbett & Co.(16)
  767 Fifth Avenue
  New York, NY 10153                      575,000                 6.26%
  ------------------------------------------------------------------------------
  Connors Investor Services, Inc.(16)
  1100 Berkshire Boulevard
  Wyomissing, PA 19610                    490,901                 5.34%
  ------------------------------------------------------------------------------
  All directors and executive
  officers as a group (9
  persons)(17)                            714,305                7.21%
  ==============================================================================

*     LESS THAN ONE PERCENT.

(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(2) Shares shown include (i) 133,333 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000, (ii) 170,000 shares held in an IRA account for the benefit of Mr. Elias, and (iii) 45,000 warrants held in an IRA account for the benefit of Mr. Elias that are immediately exercisable.

(3) Shares shown include 10,650 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000.

(4) Shares shown include (i) 13,155 shares of Common Stock beneficially owned by Mr. Andrews' wife, (ii) 3,000 shares held by Mr. Andrew's children, and
      (iii) 3,150 shares that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife and children. Mr. Andrews disclaims such beneficial ownership.

(5) Shares shown include 1,350 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000.

(6) Shares shown include 1,350 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000.

(7) Shares shown include (i) 98,455 shares of Common Stock held by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, (ii) 47,914 shares held by Mr. Raphael's wife, (iii) 70,527 shares held by the Stanley Raphael Trust, a trust controlled by Mr. Raphael, (iv) 3,243 shares held by a trust for the benefit of Mr. Raphael's wife, and (v) 3,150 shares that could be acquired through stock options exercisable within 60 days of January 31, 2000. Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by Trade Consultants, Inc. Pension Plan, his wife's trust and his wife. Mr. Raphael disclaims such beneficial ownership.

(8) Shares shown include (i) 16,631 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, (ii) 4,998 shares held by Mr. Sfondrini's children, and (iii) 3,150 shares that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000. Mr. Sfondrini may be deemed the beneficial owner of the shares held by Edge Holding Company and his children. Mr. Sfondrini disclaims such beneficial ownership.

(9) Shares shown include (i) 2,250 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000, (ii) 6,089 shares held by Mr. Shower and his spouse and (iii) 5,000 shares held in an IRA rollover account for the benefit of Mr. Shower.

(10) Shares shown include 1,250 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of January 31, 2000.

(11) The business address of each of these beneficial owners is 153 East 53rd Street, New York, New York 10022. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisers Limited Partnership, a Delaware limited partnership ("MGP"), AWM Investment Company, Inc., a Delaware corporation ("AWM"), and MG Advisers, L.L.C., a New York limited liability company ("MG LLC" and, together with MGP and AWM, the "Investment Advisers"). MGP is the general partner of and investment adviser to Special Situations Fund III, L.P., a Delaware limited partnership ("Special Situations Fund III"). AWM is the general partner of MGP and the general partner of and investment adviser to Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership (the "Cayman Fund"). MG LLC is the general partner of and investment adviser to Special Situations Private Equity Fund, L.P., a Delaware limited partnership ("SSPEF" and, together with Special Situations Fund III and the Cayman Fund, the "Special Situation Funds"). Messrs. Marxe and Greenhouse are principally responsible for the selection, acquisition and disposition of the portfolio securities by the Investment Advisers on behalf of the respective Special Situations Funds they advise, as described above. Messrs. Marxe and Austin have voting and dispositive power over the Common Stock held by the Special Situations Funds. SSPEF holds 670,109 shares of Common Stock (including 68,448 shares subject to immediately exercisable warrants). Special Situations Fund III holds 523,793 shares of Common Stock (including 72,414 shares subject to immediately exercisable warrants). The Cayman Fund holds 174,598 shares of Common Stock (including 24,138 shares subject to immediately exercisable warrants). The information regarding Messrs. Marxe and Austin, the Investment Advisers and the Special Situation Funds (including in Notes 11 and 12) is based on filings made with the Securities and Exchange Commission (the "SEC") reflecting ownership of the Common Stock as of December 31, 1999.

(12) Shares shown are held by the Special Situations Funds (See Note 11). Shares shown include 165,000 shares of Common Stock issuable to the Special Situations Funds upon the exercise of immediately exercisable warrants.

(13) The business address of each of these beneficial holders is 11 South LaSalle Street, Suite 3310, Chicago, Illinois 60603. Mark G. Egan is the sole shareholder and president of Marlin Capital Corp. and is a limited partner of The Private Investment Fund. Marlin Capital Corp. is the general partner of The Private Investment Fund. Marlin Capital Corp. has the authority to direct the investments of The Private Investment Fund and consequently to authorize the disposition and vote of Common Stock held by The Private Investment Fund. Mr. Egan may be deemed to have direct beneficial ownership of the shares of Common Stock owned by The Private Investment Fund. The information regarding The Private Equity Fund, Marlin Capital Corp. and Mr. Egan (including in Notes 13, 14 and 15) is based on filings made with the SEC reflecting ownership of the Common Stock as of December 31, 1999.

(14) Shares shown include 204,300 shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants.

(15) Shares shown consist of (i) 885,300 shares of Common Stock held by The Private Investment Fund, 204,300 of which are shares of Common Stock issuable to The Private Investment Fund upon the exercise of immediately exercisable warrants (see Note 13), and (ii) 24,700 shares of Common Stock held by Mr. Egan, 5,700 of which are shares of Common Stock issuable to Mr. Egan upon the exercise of immediately exercisable warrants.

(16) The information regarding Connors Investor Services, Inc., Lord, Abbett & Co. and Wellington Management Company, LLP is based on filings made with the SEC reflecting ownership of Common Stock as of December 31, 1999.

(17) Shares shown include 204,633 shares of Common Stock that may be acquired pursuant to stock options and warrants exercisable within 60 days of January 31, 2000.

      COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT - Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1999 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that one transaction was reported late on Form 4 by Mr. James D. Calaway, eight transactions were reported late on Form 4 by Mr. Sfondrini, and three transactions were reported on a 1999 year-end Form 5 by Mr. Sfondrini that should have been reported earlier in 1999 on Form 4.

      EXECUTIVE COMPENSATION - Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") during 1999 and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1999 (together with the CEO, the "named officers").

      SUMMARY COMPENSATION TABLE. The summary compensation table set forth below contains information regarding the combined salary, bonus and other compensation of each of the named officers for services rendered to the Company in 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION (1)               LONG TERM COMPENSATION
                                       --------------------------   ---------------------------------------------------
                                                                                    SECURITIES
                                                                    RESTRICTED      UNDERLYING
                                                                      STOCK          OPTIONS            ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR          SALARY     BONUS(2)     AWARDS(3)      (SHARES)(4)       COMPENSATION(5)
-----------------------------------------------------------------------------------------------------------------------
John W. Elias(6)               1999         $350,000      --             --            200,000               $1,692
  Chairman of the Board,       1998          $43,750      --             --               --                   --
  President and Chief
  Executive Officer
-----------------------------------------------------------------------------------------------------------------------
Michael G. Long                1999         $150,000    $16,000          --             30,000               $4,500
  Senior Vice President        1998         $150,000      --             --               --                 $5,000
  and Chief Financial Officer  1997         $137,500    $25,000       $25,000           35,507               $2,406
-----------------------------------------------------------------------------------------------------------------------
James D. Calaway(7)            1999         $230,000      --             --             70,200               $7,366
  Former President and         1998         $230,000      --             --               --                 $6,180
  Chief Operating Officer      1997         $216,667   $110,000    $2,031,833          116,940              $13,110
-----------------------------------------------------------------------------------------------------------------------
Brian Baumler(8)               1999         $110,000      --             --              6,500               $3,300
  Former Controller            1998         $100,000     $5,000          --               --                 $3,000
  and Treasurer                1997          $51,923     $5,000        $5,000            7,000                 --
-----------------------------------------------------------------------------------------------------------------------

(1) Other annual compensation for the named individuals during each of 1999, 1998 and 1997 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) With respect to the 1997 bonus amounts set forth above, $75,000 of Mr. Calaway's bonus and all of Mr. Long's and Mr. Baumler's bonus was paid in 1998. Mr. Long's bonus for 1999 will be paid at a later date.

(3) Reflects restricted stock awards made pursuant to the Company's Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. Mr. Long's restricted stock award with respect to 1997 was made in 1998. The number and value (based on the December 31, 1999 closing price of the Common Stock) of all unvested restricted stock holdings by each of the named officers as of December 31, 1999 was as follows: Mr. Calaway: 93,552 shares ($268,962); Mr. Long 1,234 shares ($3,548); and Mr. Baumler 247 shares ($710). Mr. Elias held no restricted stock at December 31, 1999. The restricted stock of Mr. Long vests ratably over three years beginning December 23, 1998. The employment agreement of Mr. Calaway provided that (a) 58,470 shares of such restricted Common Stock vest ratably over five years beginning on March 3, 1998 and (b) 58,470 shares of Common, vest on the earlier to occur of ten years or the achievement of certain performance milestones. Mr. Baumler's restricted stock was to vest ratably over three years beginning December 23, 1998. All unvested restricted Common Stock of Mr. Calaway was vested on January 3, 2000 in connection with his resignation from the Company, and all unvested restricted Common Stock of Mr. Baumler was vested on December 31, 1999 in connection with his resignation from the Company.

(4) In accordance with SEC rules, the total number of options "granted" during 1999 includes options that were issued in the Repricing in exchange for outstanding options granted prior to 1999, as more fully discussed below under "Option Repricing", below.

(5) Includes the Company's contributions under its 401(k) Plan, and amounts paid for life insurance as follows: in the case of Mr. Calaway, includes $1,180 paid in 1998 and $3,155 paid in 1997 and in the case of Mr. Elias includes $1,692 paid in 1999. For 1997, includes the value of overriding royalty interests in certain oil and gas prospects of the Company granted to Mr. Calaway. Mr. Calaway was not entitled to receive overriding royalty interests during 1998 (except in certain limited circumstances where an option to acquire a lease was held prior to the Offering) or during 1999. The value of such overrides granted during 1998 is estimated to be negligible. Messrs. Elias, Long and Baumler are not entitled to any overriding royalty interests under the Company's prospects. Certain other non-executive officer employees of the Company have in the past and will in the future receive overriding royalty interests pursuant to agreements entered into prior to June 1, 1999 between such employees and the Company. During 1999 the Company amended its policy on overriding royalty compensation applicable to its geologists and geophysicists. Effective June 1, 1999 all prior employment engagement agreements which provided for overriding royalty interests were terminated. Under the new policy, overrides will generally be granted on a well-by-well basis and will only apply on prospects that are defined and leased prior to July 1, 2000. If an employee who is otherwise entitled to an override leaves the Company before reaching age 65 (except in the case of death or disability) such employee automatically relinquishes all overriding royalty interests on prospects or wells that have not been drilled as of such date. After July 1, 2000 no new overrides will be granted to any employee.

(6) Mr. Elias was appointed Chief Executive Officer and Chairman of the Board in November 1998. Amount shown in table for 1998 compensation is the amount Mr. Elias received as compensation for period from November 16, 1998 through December 31, 1998.

(7) Mr. Calaway resigned from the Company and the Board in December 1999, with such resignation being effective January 3, 2000. Mr. Elias assumed the responsibilities of President on that date.

(8)   Mr. Baumler resigned from the Company effective December 31, 1999.

      OPTION/SAR GRANTS. Shown below is further information on grants of stock options during 1999 to the named officers.

                                % OF TOTAL
                    NUMBER OF    OPTIONS
                    SECURITIES  GRANTED TO
                    UNDERLYING  EMPLOYEES   EXERCISE                GRANT DATE
                     OPTIONS    IN FISCAL   PRICE      EXPIRATION     PRESENT
      NAME           GRANTED     YEAR(1)    ($/SHARE)     DATE       VALUE(2)
-------------------------------------------------------------------------------
John W. Elias       200,000(3)    32.09%      $4.22       1/8/09      $284,523
-------------------------------------------------------------------------------
Michael G. Long      30,000(4)     4.81%      $7.0625    5/21/09       $71,425
-------------------------------------------------------------------------------
James D. Calaway(5)  70,200(4)    11.26%      $7.0625    5/21/09      $202,373
-------------------------------------------------------------------------------
Brian Baumler(5)      6,500(4)     1.04%      $7.0625    5/21/09       $15,475
-------------------------------------------------------------------------------

(1) For purposes of this calculation, the total number of options granted to employees includes options granted in the repricing.

2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on historical volatility of daily Common Stock prices (6%), a risk-free rate of return based on a discount rate equal to a U.S. Treasury rate at the time of grant of 6%, no dividend yields, an expected option exercise period of eight years (with the exercise occurring at the end of such period) and no adjustment for the risk of forfeiture over the applicable vesting period.

(3) Mr. Elias was granted options for the purchase of 200,000 shares of Common Stock effective January 8, 1999. These options vest and become exercisable one-third upon issue, and one-third upon each of January 1, 2000 and January 1, 2001.

(4) The amounts disclosed under the column captioned "Number of Securities Underlying Options Granted" consists of options issued in connection with the Repricing and new options which were granted at the same time, but were not issued as part of the Repricing. Options for the purchase of 21,300, 70,200 and 4,000 shares of Common Stock, were issued in the Repricing to Messrs. Long, Calaway and Baumler, respectively. Pursuant to the Repricing, such options were issued in connection with the termination of previously issued options. Options issued in the Repricing vest 50% on the date of grant and 50% on the first anniversary thereof and have a term of ten years. See "Option Repricing". Options for the purchase of 8,700, and 2,500 shares of Common Stock were granted to Messrs. Long and Baumler respectively in 1999 in addition to the options issued in the Repricing. These additional options vest 100% on the second anniversary of the date of grant and have a term of ten years. All options issued to Messrs.

      Long, Calaway and Baumler in 1999, whether pursuant to the Repricing or otherwise were issued pursuant to the Incentive Plan.

(5) In connection with Mr. Calaway's resignation, the repriced options granted to him pursuant to the Repricing were fully vested on January 3, 2000.

      OPTION REPRICING. COMPENSATION COMMITTEE REPORT ON REPRICING. On May 21, 1999, the Compensation Committee and the Board of Directors jointly reviewed the stock options issued to employees of the Company under the Incentive Plan which had an exercise price higher than the market price of the Common Stock. The Board and the Compensation Committee concluded that in light of the disparity between the exercise price of such options and the then current market price of the Common Stock, the options no longer provided the desired incentive to option holders. The Compensation Committee and the Board of Directors unanimously approved the grant of replacement stock options to all employees (other than the Chief Executive Officer and options held by former employees) holding unexercised stock options under the Incentive Plan with an exercise price equal to $13.50 per share or greater. In addition to making options a more effective means of incentive compensation, the Repricing was part of the Company's plan to reduce the number of shares subject to options and restricted stock awards. The decision to surrender outstanding options and receive a lesser number of replacement options was voluntary on the part of the holder. Pursuant to the Repricing, 428,088 outstanding options issued under the Incentive Plan held by current employees or officers with an exercise price of $16.50 were voluntarily terminated with the holder approximately receiving 60% of an option in replacement, and 72,400 outstanding options issued under the Incentive Plan held by current employees or officers with an average weighted exercise price of $12.72 were terminated with the holder receiving approximately 50% of an option in replacement. Pursuant to the Repricing, a total of 295,400 new options, each with an exercise price of $7.0625 and a term of ten years from May 21, 1999 were issued. The new options issued in the Repricing are exercisable 50% on the date of grant and 50% on the first anniversary of the date of grant. The table below sets forth certain information concerning the new options issued in the Repricing for each of the named officers during 1999. No options held by Mr. Elias were repriced. Except pursuant to the Repricing, no repricing of options has occurred since the Company's inception in 1996. Options held by Non-Employee Directors were subject to repricing on terms consistent with those of the repricing of employee options. See "Director Remuneration".

                        The Compensation Committee

                        Vincent Andrews
                        David B. Benedict
                        John Sfondrini
                        Robert W. Shower

                        TEN-YEAR OPTION REPRICINGS TABLE

                                     NUMBER OF                                                         LENGTH OF       NUMBER OF
                                     SECURITIES     MARKET PRICE                       EXERCISE        ORIGINAL       SECURITIES
                                     UNDERLYING     OF STOCK AT    EXERCISE PRICE    PRICE OF NEW     OPTION TERM     UNDERLYING
                                      ORIGINAL        TIME OF        OF ORIGINAL       OPTIONS       REMAINING AT     NEW OPTIONS
                                      OPTIONS       REPRICING OR     OPTIONS AT       ISSUED IN         DATE OF        ISSUED IN
                                      REPRICED     AMENDMENT ($)       TIME OF        REPRICING        REPRICING       REPRICING
         NAME             DATE          (#)             (1)         REPRICING ($)        ($)            (YEARS)           (2)
----------------------- ---------- --------------- --------------- ---------------- --------------- ---------------- --------------
Michael G. Long          5/21/99           35,507      7.0625           16.50               7.0625         8                21,300
James D. Calaway         5/21/99          116,940      7.0625           16.50               7.0625         8                70,200
----------------------- ---------- --------------- --------------- ---------------- --------------- ---------------- --------------
Brian Baumler            5/21/99            5,000      7.0625           16.50               7.0625         8                 3,000
                         5/21/99            2,000      7.0625           13.50               7.0625         9                 1,000
----------------------- ---------- --------------- --------------- ---------------- --------------- ---------------- --------------

(1)   The closing price of the Common Stock on May 21, 1999.

(2) Each outstanding option with an exercise price of $16.50 surrendered in the Repricing was replaced with approximately 60% of a new option and each outstanding option with an exercise price of $13.50 surrendered in the Repricing was replaced with approximately 50% of a new option. The amounts set forth in the "Number of Securities Underlying New Options Issued in Repricing" states the number of new options issued pursuant to this formula. Although not part of the Repricing and therefore not reflected in the table above, contemporaneously with the Repricing, new options for the purchase of 8,700 and 2,500 shares, with the same exercise price and term as the options issued in the repricing were issued to Messrs. Long and Baumler, respectively. Such additional options vest 100% on the second anniversary on the date of grant. See "Option/SAR Grants".

      OPTION/SAR EXERCISES AND 1999 YEAR-END OPTION/SAR VALUES. Shown below is information with respect to the value of the outstanding options held by the named officers on December 31, 1999. No stock options were exercised by named officers in 1999.

                                                     NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/SARS AT     IN-THE-MONEY OPTIONS/SARS AT
            NAME              SHARES       VALUE               FY-END(#)                        FY-END($)(1)
                           ACQUIRED ON   REALIZED   --------------------------------- ---------------------------------
                           EXERCISE (#)     ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
   ----------------------- ------------ ----------- --------------- ----------------- --------------- -----------------
   John W. Elias                --          --          66,667          133,333            -0-              -0-
   ----------------------- ------------ ----------- --------------- ----------------- --------------- -----------------
   James D. Calaway             --          --          84,022(2)        35,100            -0-              -0-
   ----------------------- ------------ ----------- --------------- ----------------- --------------- -----------------
   Michael G. Long              --          --          10,650           19,350            -0-              -0-
   ----------------------- ------------ ----------- --------------- ----------------- --------------- -----------------
   Brian Baumler                --          --           2,000            4,500            -0-              -0-
   ----------------------- ------------ ----------- --------------- ----------------- --------------- -----------------

(1) The excess, if any, of the market value of Common Stock at fiscal year end ($2.875 per share) over the option exercise price.

(2) Includes 48,922 options at an exercise price of $4.09 per share and 35,100 options at an exercise price of $7.0625 per share.

      401(K) EMPLOYEE SAVINGS PLAN - The Company has a tax qualified 401(k) Employee Savings Plan ("401(k) Plan") for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code")). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company can elect to match up to 50% of the first 6% of employee deferral, with the Company's contribution not to exceed $9,000, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Company contributions vest ratably over five years. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

      EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS - Mr. Elias entered into an employment agreement with the Company effective November 1998. The employment agreement has an initial term ending December 31, 2001 which will automatically extend for one year at the end of each calendar year unless either party gives advance notice of non-renewal. Mr. Elias' employment agreement calls for a minimum base salary of $350,000 per year during the first three years of the employment agreement and may be increased thereafter at the discretion of the Compensation Committee. His employment agreement does not provide for an annual bonus for 1999. Thereafter he is afforded a bonus opportunity of up to 100% of base salary keyed to specific performance objectives established by the Compensation Committee. In addition, the agreement provided for a January 1999 initial grant of NSOs for the purchase of 200,000 shares of Common Stock exercisable at fair market value of the Common Stock on the date of grant, having a ten-year term and becoming exercisable 1/3 upon issue, and 1/3 upon each of January 1, 2000 and January 1, 2001. The agreement also provides for subsequent grants of NSOs on January 1 of the years 2000 through 2004 for 50,000 shares each exercisable at the fair market value of the Common Stock on the date of each subsequent grant. These subsequent options have a ten-year term and vest 100% on the second anniversary of the grant date. Such agreement also provides that the Company will provide a $1,000,000 term life insurance policy for Mr. Elias, together with a tax gross up payment in the amount necessary to offset any applicable taxes imposed on him by reason of such insurance policy and gross up. Upon termination of employment by the Company (except under certain limited circumstances defined as "for cause" in the agreement or upon certain material breaches of the agreement by Mr. Elias) or by Mr. Elias for certain reasons, such as the Company's material breach of the agreement or the assignment to Mr. Elias of duties inconsistent with his position (as set forth in the agreement, "for good reason"), Mr. Elias will generally be entitled to certain benefits (the "Termination Benefits") including: (i) continued payment of his base salary then in effect for the unexpired portion of the term of the agreement; (ii) immediate vesting of all outstanding stock options granted by the Company to him which will remain exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants); (iii) a lump sum cash payment equal to his prorated incentive target bonus in the year of termination; (iv) life insurance coverage and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement; (v) cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans; and (vi) participation for a period of 18 months after the date of termination in the Company's group health plan. The employment agreement of John W. Elias provides for a covenant limiting competition with the Company during employment with the Company, and, if the employment ends by reason of Mr. Elias' disability or his terminating his employment for good reason, for as long as the Company is providing him with Termination Benefits.

      The employment agreement between the Company and Mr. James D. Calaway was terminated on December 17, 1999 in connection with Mr. Calaway's resignation from the Company. In connection with his resignation, Mr. Calaway and the Company entered into a severance agreement in which he waived all claims against the Company under his employment agreement. See discussion under "Severance Arrangements", below.

      During 1999 the Company and Mr. Long mutually agreed to terminate his written employment agreement. Mr. Long is an employee at will of the Company and currently receives the same salary and benefits as were provided in his prior written employment agreement.

      Mr. Baumler's employment agreement terminated in 1999 in connection with his resignation from the Company. His employment agreement provided for an initial salary of $100,000 and an option grant for 5,000 shares of Common Stock at an exercise price of $16.50. His employment agreement did not provide for any severance benefits upon termination. See discussion under "Severance Arrangements", below.

      All current employees of the Company, including Messrs. Elias and Long, are parties to a severance agreement that provides for certain benefits in the event of a "change of control" as defined in the agreement. Pursuant to such agreements if the named officers' employment by the Company is subject to an involuntary termination (which includes a voluntary resignation within sixty
(60) days after, among other things, a significant reduction in duties of the employee or a reduction in annual salary, bonus or benefits) occurring within two (2) years after a change in control of the Company, the officer is entitled to receive a lump sum severance amount, which is 2.99 times annual salary and targeted annual bonus in Mr. Elias' case (reduced, by the present value of salary continuation amounts required to be paid, if any, under Mr. Elias' employment agreement), and 2.0 times annual salary and targeted annual bonus in Mr. Long's case. In addition, the employee would be entitled to the remaining portion of any prior years' incentive bonus award, continued coverage in Company welfare plans for up to thirty-six (36) months, certain outplacement services up to a maximum cost to the Company of $6,000, and a tax gross-up payment designed to keep the employee whole with respect to any taxes imposed by Section 4999 of the Code. Under the severance plan, a "change of control" occurs if: (i) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;(ii) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 20% or more of the outstanding shares of the Company's voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board; or
(iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to the Texas Business Corporation Act. It is estimated that in the event all of the Company's employees were terminated at January 31, 2000 pursuant to a change of control, the total severance payments owed for all employees pursuant to these severance agreements would be $5,509,562 (not including the costs of outplacement services and taxes), including $1,569,750 for Mr. Elias and $420,000 for Mr. Long.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION - The members of the Compensation Committee of the Board of Directors are Messrs. Andrews, Sfondrini, Benedict and Shower. During 1999, Mr. Sfondrini was subject to certain transactions and relationships with the Company, including, among other things, relating to certain oil and natural gas business matters. These transactions and relationships are described under "Certain Transactions".

      SEVERANCE ARRANGEMENTS - Effective January 3, 2000, Mr. James D. Calaway resigned as President, Chief Operating Officer and a director of the Company.

      Mr. Calaway's employment agreement with the Company dated March 3, 1997 provided for, among other things, an annual base salary in an amount not less than $200,000 and an annual bonus in an amount comparable to the annual bonus of other Company executives. The agreement also provided for restricted stock awards pursuant to the Incentive Plan in an aggregate amount of 116,940 shares, which stock awards are discussed in note 3 to the "Summary Compensation Table" and for the grant of options, pursuant to the Incentive Plan, to purchase 116,940 shares of Common Stock. The employment agreement of Mr. Calaway had an initial five-year term ending March 3, 2002. Both the Company and Mr. Calaway had the right to terminate his employment at any time. Such agreement also provided that upon termination of his employment on account of disability or if employment was terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated by Mr. Calaway subsequent to a change of control (as defined) or with good reason (as defined), he would generally be entitled to (i) an immediate lump sum cash payment equal to 125% of his annual base salary for the remainder of the term of the agreement (being never less than three years) discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage through the end of the remaining term of such employment agreement and (iii) with some exceptions, the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination. In addition, such agreement provided that upon such a termination at the sole discretion of Mr. Calaway he could elect to receive in exchange for any or all compensatory awards that are either denominated in or payable in Common Stock, including options and restricted stock, an amount in cash equal to the excess of (x) the Highest Price Per Share (as defined below) over (y) the exercise or purchase price, if any, of such awards. The Term "Highest Price Per Share" was defined in such agreement to mean generally the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by certain classes of persons, including (1) a beneficial owner of 10% or more of the outstanding voting stock of the Company and (2) a person who has any material involvement in proposing or effectuating a change of control (as defined). Such agreement further provided that in the event of such termination, the Company would provide a $2 million term life insurance policy for Mr. Calaway for the remaining term of the agreement.

      In connection with his resignation, Mr. Calaway and the Company entered into a separation agreement settling all claims under his employment agreement. The separation agreement provided that Mr. Calaway receive a lump sum payment of $200,000 and future payments of $12,500 per month during 2000. Mr. Calaway also received a lump sum payment of $17,692 for accrued but unused vacation for 2000. To the extent permitted under COBRA, Mr. Calaway and his dependents will remain eligible to participate in Company medical and dental coverage through January 2003, and the Company will continue to provide a $2 million life insurance policy through January 2003. The Company will also pay Mr. Calaway the sum of $15,000 in twelve monthly installments of $1,250 each commencing the last business day of January 2000, in lieu of certain insurance coverage. Mr. Calaway's stock options covering 116,940 shares of Common Stock at an original exercise price of $16.50 per share were exchanged pursuant to the Repricing for new options covering 70,200 shares exercisable at $7.0625 per share. Such new options were fully vested on January 3, 2000 and will remain exercisable until expiration of their ten year term. In addition, effective January 3, 2000, 93,552 shares of unvested restricted stock held by Mr. Calaway were vested. The separation agreement also provided that Mr. Calaway would receive a bonus for 1999, if any, based on the Company's determination of its performance based on certain performance criteria. Under the separation agreement, Mr. Calaway is obligated for a period of six months to assist the Company in selling its stock interest in Frontera Corporation. As compensation for such services Mr. Calaway will receive a sliding scale commission on the sale of such stock ranging from -0- to 40% based on the excess of the sales proceeds over the Company's basis in the stock. The Company is free to sell its stock in Frontera on its own, provided that the commission arrangement with Mr. Calaway is exclusive for any sale through March 1, 2000. Mr. Calaway waived all claims under his employment agreement against the Company. The separation agreement requires Mr. Calaway to maintain the confidentiality of all secret or confidential information and data relating to the Company and its affiliates.

      In connection with his resignation from the Company, the Company and Mr. Baumler entered into an agreement whereby the Company agreed to pay Mr. Baumler the amount of bonus based on the Company's performance with respect to 1999 that he would have otherwise been entitled to receive but for his resignation. No severance amount was paid to Mr. Baumler in connection with his resignation. None of Mr. Baumler's unvested stock options were vested as part of this severance agreement. All of his unvested restricted Common Stock (being 123 shares) was vested effective December 31, 1999.

      PERFORMANCE GRAPH - The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and an index composed of all publicly traded oil and gas companies identifying themselves by primary Standard Industrial Classification (SIC) Code 1311 (Crude Petroleum and Natural Gas) for the period beginning February 26, 1997 (the first day of trading of the Common Stock) and ending December 31, 1999.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG EDGE PETROLEUM CORPORATION,
                        S&p 500 INDEX AND SIC CODE INDEX

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                Edge           S&P 500           SIC Code Index
                                                Index
December 31, 1997             $69.70           $122.44               $98.93
December 31, 1998             $26.55           $160.13               $77.04
December 31, 1999             $17.45           $193.83               $94.43


      PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING PERFORMANCE GRAPH AND THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS, ARE NOT DEEMED "FILED" WITH THE COMMISSION AND ARE NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K.

      COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - The members of the Compensation Committee consist of Messrs. Sfondrini, Andrews, Benedict and Shower. The Company's executive compensation has as its objectives to (a) further the achievement of the Company's financial objectives, (b) focus executives on attainment of growth and the creation of stockholder value over time and (c) attract and retain talented and motivated executives. The executive compensation program is intended to provide an overall level of compensation that the Compensation Committee believes, based on its own judgment and experience, and, with respect to the Company's initial compensation arrangements, on the findings and recommendations of a compensation consultant retained by the Company, is competitive with levels of compensation provided by other companies in the industry. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of operating and financial goals, individual performance objectives and the appreciation in value of the Common Stock.

      Executive compensation primarily consists of three components (a) base salary, (b) annual incentive compensation in the form of a bonus, paid in cash or stock or a combination of cash and stock and (c) long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry, which was provided by a consultant retained by the Company. The Company's compensation scheme focuses on both short-term goals, through the awarding of annual bonuses, and long-term goals, through the awarding of options and restricted stock.

      Individual salary levels, bonus awards and changes in remuneration of the individual executives are determined by the Compensation Committee or the Board as a whole, subject to the terms of his employment agreement, in the case of Mr. Elias. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the salaries of and awards to employees. Actual grants or awards of stock, including stock options, as well as changes in salaries are individually determined and administered by the Compensation Committee or the Board as a whole, taking into account the recommendations from the Chief Executive Officer.

      BASE SALARY. Base salaries of the executive officers (including that set forth in Mr. Elias' employment agreement) are based on the Board's review of a number of factors, including the recommendations of a consultant, a review of comparable industry data, and individual factors such as an executive's specific responsibilities, experience, individual performance and growth potential. The employment contract of Mr. Elias does not require the Compensation Committee to review Mr. Elias' base salary for potential increase until the end of the initial three-year term. Thereafter, on an annual basis the Compensation Committee is required to make a recommendation to the Board of Directors regarding possible increases in Mr. Elias' salary. Such recommendations will be made after careful review of the Company's and Mr. Elias' performance. Under the terms of Mr. Elias' agreement, the Board of Directors may, in its sole discretion, increase but not decrease his salary. In light of industry conditions and the Company's performance, base salaries of the executive officers were frozen for 1999.

      BONUS. In May 1999 the Company instituted a new bonus program applicable to all employees beginning in calendar year 1999. Under the new program the annual bonus of the executive officers is determined by recommendation of the Chairman and Chief Executive Officer with the approval of the Compensation Committee and consists of a targeted percentage of the executive officer's annual salary, subject to a maximum targeted percentage. Subject to adjustment in the discretion of the Board of Directors, the bonuses of the executive officers are based 75% on achievement of the Company's performance objectives as established by the Compensation Committee and 25% on achievement of the individual's performance objectives as determined by the Chief Executive Officer and approved by the Compensation Committee. The performance objectives set for the Company consist of certain targeted annual increases in reserves and production, and reductions in G&A expense and finding and development costs. Mr. Long's targeted bonus opportunity for 1999 ranged from -0-% to 80% of base salary. Mr. Elias' employment agreement does not provide for an annual bonus for 1999, but he will be afforded a bonus opportunity ranging from -0-% to 100% of his base salary subject to the achievement of specific individual and Company performance objectives as established by the Compensation Committee, for 2000 and subsequent years. Under the bonus program, the bonuses may be paid in cash or shares of Common Stock or a combination of both. All bonuses are subject to the final approval of the Board of Directors. For 1999, the Board determined that the bonuses of executive officers would be based solely on individual performance with no component for Company performance. With respect to 1999, the Company expects to pay total bonuses in cash to all employees in the aggregate of $159,200, of which $16,000 is expected to be paid to Mr. Long. Messrs. Elias, Calaway and Baumler are not entitled to a bonus for 1999.

      LONG-TERM EQUITY-BASED COMPENSATION. The Company has generally relied on grants of stock options and, to a lesser extent, grants of restricted stock, under its Incentive Plan, to provide long-term incentive compensation. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship and stimulate the active interest of those persons in the development and financial success of the Company. At December 31, 1999, options under the Incentive Plan had been granted (including pursuant to the Repricing) to 32 employees and directors, at exercise prices ranging from $7.0625 per share to $16.50 per share. In addition, Mr. Elias' employment agreement provided for the granting of options in January 1999 to purchase 200,000 shares exercisable at the fair market value of the Common Stock on the date of grant and for options for an additional 50,000 shares exercisable at the fair market value of the Common Stock on January 1, 2000, which options were not granted under the Incentive Plan.

      As described in more detail in the Report of the Compensation Committee under "Option Repricing", in May 1999 the Company undertook the repricing of many of the stock options issued to its employees. Pursuant to the Repricing, the Company issued to employees new options for the purchase of 295,400 shares of Common Stock, each with an exercise price of $7.0625 per share, in exchange for the termination, in the aggregate, of options for the purchase of 428,088 shares with an exercise price of $16.50 and options for the purchase of 72,400 shares with an average weighted exercise price of $12.72. The Repricing was undertaken because of the disparity between the market price and exercise price of the options, and as part of the Company's plan to reduce the number of shares subject to options and restricted stock awards. Options issued in the Repricing are exercisable 50% on the date of grant and 50% on the first anniversary thereof and have a term of ten years.

      Grants of stock options are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. The employment agreement of Mr. Elias sets forth the number and terms of his initial and subsequent option grants. Additional option grants are made at the discretion of the Compensation Committee or the Board as a whole. Relevant factors in the determination of grants of options include data regarding stock option grants at comparable companies, the consultant's recommendations and recommendations of the Chief Executive Officer. Contemporaneously with, but not as part of the Repricing, new options were issued to Messrs. Long and Baumler for the purchase of 8,700 and 2,500 shares, respectively. These options have an exercise price of $7.0625, have a term of ten years and vest 100% on the second anniversary of the date of grant. The exercise price of all stock options has been equal to at least the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its stockholders by encouraging executives to enhance the value of the Company and hence, the price of the Common Stock and each stockholder's return. On February 23, 2000 the Board of Directors approved additional awards of stock options to employees of the Company. Such awards did not relate to 1999 performance.

      Restricted stock awards may be made to executive officers as part of their long term equity-based compensation. Such awards are made by the Compensation Committee or the Board as a whole after reviewing recommendations made by the Chief Executive Officer. In the case of certain former executive officers, initial restricted stock awards were made pursuant to the terms of employment agreements, although all such stock has been forfeited or fully vested, including pursuant to separation agreements. Other awards of restricted stock are made at the discretion of the Compensation Committee or the Board as a whole. Restricted stock awards are determined on the basis of factors similar to those used to determine awards of stock options. The currently outstanding restricted stock held by executive officers vests either 100% on the second anniversary of the date of grant or 50% on the date of grant and 50% on the first anniversary of the date of grant. On February 23, 2000 the Board approved additional awards of restricted stock to employees of the Company, including executive officers (except for Mr. Elias). Such awards did not relate to 1999 performance.

      SECTION 162(M) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. The Compensation Committee seeks to qualify compensation for deductibility in instances where it believes that to be in the best interests of the Company, but retains the discretion to authorize the payment of nondeductible amounts.

      COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Elias' compensation is pursuant to the terms of his employment agreement, which was approved by the Board as a whole and the Compensation Committee. In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias' predecessor at the Company and negotiations between Mr. Elias and the Compensation Committee.

                        The Compensation Committee

                        Vincent Andrews
                        David B. Benedict
                        John Sfondrini
                        Robert W. Shower

      CERTAIN TRANSACTIONS

      SALE OF STOCK TO JOHN ELIAS AND OTHERS IN PRIVATE PLACEMENT. On May 6, 1999, in a private placement the Company sold 1,400,000 shares of Common Stock at a price of $5.40 per share and warrants to purchase 420,000 shares of Common Stock at a price of $.125 per warrant. The warrants are immediately exercisable at $5.35 per share. The warrants are callable at the Company's option at $.01 per warrant at any time the average of the daily per share closing price of the Common Stock for any 20 consecutive trading days exceeds $10.70. As part of that private placement transaction an IRA controlled by Mr. Elias purchased 150,000 shares of Common Stock and 45,000 warrants. Other parties who purchased stock and warrants in such transaction were: Mark G. Egan who purchased 19,000 shares of stock and 5,700 warrants, The Private Investment Fund (an entity controlled by Mark G. Egan) which purchased 681,000 shares of stock and 204,300 warrants and Special Situations Private Equity Fund, L.P. and various of its affiliates which together purchased 550,000 shares of Common Stock and 165,000 warrants (with respect to which stock and warrants Messrs. Austin W. Marxe and David M. Greenhouse hold voting and dispositive power). Each of Mr. Egan, The Private Investment Fund and Special Situations Private Equity Fund, L.P. and a number of its affiliates, including Special Situations Fund III, L.P. and Messrs. Austin
W. Marxe and David M. Greenhouse became beneficial holders of greater than 5% of the Common Stock as a result of the private placement. See "Security Ownership of Certain Beneficial Owners and Management". Pursuant to the terms of the private placement, the Company filed a registration statement with the SEC registering the resale of the shares of Common

Stock and the warrants sold in the private placement, as well as the resale of any shares of Common Stock issued pursuant to such warrants.

      ESSEX ROYALTY JOINT VENTURES - A company wholly owned by Mr. Sfondrini is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty interests in oil and natural gas properties. The initial term of the Essex I Joint Venture was four years, but by consent of both parties to such agreement, it was extended until April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with the sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the Company as managing venturer. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and value of property distributed to Essex I L.P. is equal to 110% of its capital contribution, the sharing ratio shifts to 40% for the Company and 60% for Essex I L.P. As managing venturer of the Essex I Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex I Joint Venture and, during the term of the Essex I Joint Venture and prior to the sharing ratio shift, a management fee equal to 1% of the capital contributions of Essex I L.P. Because the Essex I Joint Venture terminated in April 1997, no management fees accrued in 1999.

      In May 1994, the Company's predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") effective until December 1997 and similar in nature to the Essex I Joint Venture. Essex II Joint Venture was extended by consent of both parties to December 31, 1998. Essex II L.P. made capital contributions aggregating approximately $2.8 million and the Company and its predecessor made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and property distributed to Essex II L.P. is equivalent to 111.3% of its capital contribution, the Company will thereafter receive 25% of distributions. Provisions with respect to mandatory distributions are similar to those described for the Essex I Joint Venture. As managing venturer of the Essex II Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex II Joint Venture and, during the term of the Essex II Joint Venture but prior to the earliest to occur of a sharing ratio shift or the date that such venture shall have expended its capital, a management fee of $30,000 every six months. Because the Essex II Joint Venture terminated December 31, 1998, no management fees accrued in 1999.

      The Company invoiced the Essex I and II Joint Ventures in the amount of $9,600 and $42,960, respectively, for reimbursement of costs and expenses in 1999. At December 31, 1999, the Company had accrued receivables for management fees and reimbursements of $1,341 and $57,310 from Essex I Joint Venture and Essex II Joint Venture, respectively.

      JAMES C. CALAWAY CONSULTING AGREEMENT - Mr. James C. Calaway is the father of Mr. James D. Calaway, who resigned from all positions with the Company in January 2000, and was the founder of the Company's corporate predecessor. The Company is obligated to pay Mr. James C. Calaway $40,000 annually for the remainder of his natural life pursuant to a March 1989 consulting agreement. Under the terms of such agreement, Mr. James C. Calaway is obligated to provide consulting services as and to the extent mutually agreed upon.

      PURCHASE OF ASSETS FROM AND SALE OF STOCK TO JAMES C. CALAWAY - In November 1999 the Company purchased all of Mr. James C. Calaway's working interests in all the Company's prospects, leases and areas of mutual interest in exchange for 18,872 shares of Common Stock. Mr. Calaway had obtained these working interests, which ranged in size from .25% to 1.0%, pursuant to the provisions of certain prior loan agreements between Mr. Calaway and the Company, all of which loans were repaid in full prior to 1999. The value of the purchased assets for purposes of determining the number of shares to be issued in exchange was based on the estimated futures net revenues of reserves underlying the interests. The purchase price was determined by arm's length negotiation between the parties and approved by the Board of Directors. The Common Stock Mr. Calaway received in this transaction is not registered under the Securities Act and may not be sold or transferred unless such sale or transfer is pursuant to Rule 144 or a valid exemption from registration.

      FRONTERA INVESTMENT - Mr. William H. White who resigned as a director of the Company, in February 2000, currently serves as the Chairman of the Board of Frontera Resources Corporation ("Frontera"). Mr. White is also founder and the owner of approximately 10.7% of the outstanding common stock of Frontera (on a fully diluted basis). Mr. James D. Calaway, the previous President and a former director of the Company, serves as a director of Frontera.

      The Company holds 15,171 shares of Series D Preferred Stock of Frontera (the "Frontera Preferred") that are convertible into shares of common stock of Frontera (the "Frontera Common"). The Frontera Preferred is entitled to receive dividends on an "as converted" basis with the Frontera Common and has a liquidation preference equal to its purchase price amount. The Frontera Preferred ranks junior to certain previously outstanding preferred stock but senior to the Frontera Common and certain shares of preferred stock previously issued to members of management (including Mr. White). Upon receipt of its liquidation preference, the Frontera Preferred participates with the Frontera Common on an "as-converted" basis. The Frontera Preferred is convertible at any time into Frontera Common and is automatically converted at the time of certain public offerings of Frontera Common (a "Qualified Public Offering"). The Frontera Preferred votes on an as-converted basis with the Frontera Common and is entitled to vote as a class on certain actions being taken by Frontera.

      The Company also entered into an investors agreement with Frontera, Mr. White and certain other major stockholders of Frontera under which the Company is entitled to certain registration rights whereby Frontera will at its expense register the Frontera Common underlying the Frontera Preferred. In addition, Frontera granted to the Company a "right of first offer" to purchase a pro rata portion of certain issuances by Frontera of its voting securities. Also, Mr. White and the other major holders granted to the Company a "co-sale right" pursuant to which the Company has the right to participate on a pro rata basis with respect to certain sales by such persons of Frontera voting securities. The right of first offer and the co-sale right expire at the time of a Qualified Public Offering. The investors agreement also provided that Mr. James D. Calaway would be elected to and would remain a member of Frontera's board of directors. The Company does not have the right to have Mr. Calaway serve as a director at such time as it is not the (a) owner of 50% or more of the Frontera Preferred it originally purchased or (b) beneficial owner of 5% or more of the Frontera Common. The investors agreement also includes restrictions on certain other actions of Frontera with respect to the issuance, redemption, dividends, or changes in certain classes or series of Frontera stock and certain amendments to its charter or bylaws.

      Pursuant to a rights offering conducted by Frontera in November 1998, the Company agreed to purchase 44,027 shares of Frontera Common plus such additional shares, if necessary, to maintain its then current 8.73% interest of the partially diluted outstanding Frontera Common (assuming conversion of all preferred stock). As a result, the Company paid Frontera $116,671 in December 1998 for 44,027 shares of Frontera Common, $5,626 in January 1999 for 2,123 shares of Frontera Common and $116,672 in April 1999 for 44,027 shares of Frontera Common.

II.   APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Deloitte & Touche LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 2000. This firm has acted as independent public accountants for the Company and its immediate predecessor for a number of years.

      Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCH LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. In accordance with the Company's Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

III.  OTHER BUSINESS

      Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

      STOCKHOLDER PROPOSALS - Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders must be received by the Company no later than November 29, 2000. However, if the date of the 2001 Annual Meeting of Stockholders changes by more than 30 days from the date of the 2000 Annual Meeting of Stockholders, the deadline by which proposals must be received is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

      If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. If the date of the 2001 Annual Meeting of Stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 2000 Annual Meeting, stockholders who wish to nominate directors or to bring business before the 2001 Annual Meeting of Stockholders must notify the Company no later than March 19, 2001. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                              By Authorization of the Board of Directors


                              /s/ JOHN W. ELIAS
                                  John W. Elias
March 29, 2000                    Chairman, President & CEO

                               FRONT SIDE OF PROXY

   PROXY                     EDGE PETROLEUM CORPORATION                    PROXY
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, MAY 3, 2000

   The undersigned hereby appoints Michael G. Long and Robert C. Thomas, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 2000 annual meeting of stockholders of Edge Petroleum Corporation (the "Company"), to be held on Wednesday, May 3, 2000, at the Doubletree Hotel, 4000 Dallas Street, Houston, Texas 77002, at 10:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                            (PLEASE SEE REVERSE SIDE)

                               BACK SIDE OF PROXY

                           (CONTINUED FROM OTHER SIDE)

        The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

   (1)  ELECTION OF DIRECTORS  [ ]  FOR all nominees listed  [ ]  WITHHOLD AUTHORITY to vote for
                                    below (except as marked       all nominees listed below
                                    to the contrary below)

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

   NOMINEES:  JOHN W. ELIAS AND JOHN SFONDRINI

   (2) PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent public accountants for the Company for 2000.

        [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

   (3) With discretionary authority as to such other matters as may properly come before the meeting.
                                             ___________________________________
                                             Signature

                                             Date: _______________________, 2000

                                             (If signing as Attorney,
                                             Administrator, Executor, Guardian,
                                             Trustee, or Corporate Officer,
                                             please add your title as such.)

                                             PLEASE SIGN, DATE AND RETURN
                                             PROMPTLY.